As filed with the Securities and Exchange Commission on October 9, 2026

Registration No. 333-289584

Registration No. 333-266752

Registration No. 333-266687

Registration No. 333-201358

Registration No. 333-201357

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-289584)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-266752)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-266687)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-201358)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-201357)

UNDER

THE SECURITIES ACT OF 1933

QORVO TECHNOLOGIES, LLC

(SUCCESSOR-BY-MERGER TO QORVO, INC.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Other Jurisdiction of Incorporation or Organization)	46-5288992 (I.R.S. Employer Identification No.)

7628 Thorndike Road

Greensboro, North Carolina 27409-9421

(336) 664-1233

(Address of principal executive offices)

QORVO, INC. 2022 STOCK INCENTIVE PLAN

QORVO, INC. AMENDED AND RESTATED 2022 STOCK INCENTIVE PLAN

NONEMPLOYEE DIRECTORS’ STOCK OPTION PLAN OF QORVO, INC.

QORVO, INC. 2015 INDUCEMENT STOCK PLAN

QORVO, INC. 2013 INCENTIVE PLAN

QORVO, INC. 2012 STOCK INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2015)

(Formerly, the RF Micro Devices, Inc. 2012 Stock Incentive Plan)

QORVO, INC. 2012 STOCK INCENTIVE PLAN

QORVO, INC. 2012 INCENTIVE PLAN

QORVO, INC. 2009 INCENTIVE PLAN

QORVO, INC. 2008 INDUCEMENT PROGRAM

QORVO, INC. 2007 EMPLOYEE STOCK PURCHASE PLAN

QORVO, INC. AMENDED AND RESTATED 2007 EMPLOYEE STOCK PURCHASE PLAN

QORVO, INC. 2006 DIRECTORS STOCK OPTION PLAN

2003 STOCK INCENTIVE PLAN OF QORVO, INC.

QORVO, INC. 1996 STOCK INCENTIVE PROGRAM

(Full title of the plan(s))

Jason K. Givens

Secretary

QORVO TECHNOLOGIES, LLC

7628 Thorndike Road

Greensboro, North Carolina 27409

(336) 664-1233

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenton J. King, Esq.
Sonia K. Nijjar, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, 14th Floor
Palo Alto, CA 94301
(650) 470-4500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

DEREGISTRATION OF SECURITIES

Qorvo Technologies, LLC, a Delaware limited liability company (f/k/a Qorvo, Inc.) (“Qorvo”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities of Qorvo’s common stock, par value $0.0001 per share, previously registered but that remain unsold or otherwise unissued under each such Registration Statements as of the date hereof:

1.	Registration Statement No. 333-289584, filed with the SEC on August 13, 2025, relating to the Qorvo, Inc. Amended and Restated 2022 Stock Incentive Plan and the Qorvo, Inc. Amended and Restated 2007 Employee Stock Purchase Plan;
2.	Registration Statement No. 333-266752, filed with the SEC on August 10, 2022, relating to the Qorvo, Inc. 2022 Stock Incentive Plan;
3.	Registration Statement No. 333-266687, filed with the SEC on August 9, 2022, relating to the Qorvo, Inc. 2012 Stock Incentive Plan (as amended and restated effective January 1, 2015) (formerly, the RF Micro Devices, Inc. 2012 Stock Incentive Plan);
4.	Registration Statement No. 333-201358, filed with the SEC on January 5, 2015, relating to the Qorvo, Inc. 2012 Stock Incentive Plan, 2003 Stock Incentive Plan Of Qorvo, Inc., Qorvo, Inc. 2006 Directors Stock Option Plan, Nonemployee Directors’ Stock Option Plan Of Qorvo, Inc. and Qorvo, Inc. 2015 Inducement Stock Plan; and
5.	Registration Statement No. 333-201357, filed with the SEC on January 5, 2015, relating to the Qorvo, Inc. 2007 Employee Stock Purchase Plan, Qorvo, Inc. 2013 Incentive Plan, Qorvo, Inc. 2012 Incentive Plan, Qorvo, Inc. 2009 Incentive Plan, Qorvo, Inc. 2008 Inducement Program and Qorvo, Inc. 1996 Stock Incentive Program.

On October 27, 2025, Qorvo entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Qorvo, Skyworks Solutions, Inc., a Delaware corporation (“Skyworks”), Comet Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Skyworks (“Merger Sub I”), and Comet Acquisition II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Skyworks (“Merger Sub II”). Pursuant to the Merger Agreement, on October 5, 2026, (i) Merger Sub I merged with and into Qorvo (the “First Merger”), with Qorvo surviving the First Merger as a wholly owned subsidiary of Skyworks (the “Surviving Corporation”), and (ii) immediately following the First Merger, and as the second step in a single integrated transaction with the First Merger, the Surviving Corporation merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity in the Second Merger and a wholly owned subsidiary of Skyworks. The Mergers became effective on October 5, 2026, upon the filing of Certificates of Merger for the Mergers with the Secretary of State of the State of Delaware.

As a result of the Mergers, Qorvo has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Qorvo in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered but remain unsold at the termination of the offering, Qorvo hereby amends the Registration Statements to remove from registration all securities, as applicable, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on October 9, 2026.

Qorvo Technologies, LLC (successor by merger to Qorvo, Inc.)

By:	/s/ Jason K. Givens
Name:	Jason K. Givens
Title:	Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.